Exhibit 10-3

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (“Agreement”) by and between Leafly, LLC, a Washington limited liability company (the “Company”), and Peter Lee (the “Executive”), is made as of May 1, 2024.

WHEREAS, the Executive and the Company have executed an offer letter dated as of May 1, 2024, setting forth certain terms and conditions of the Executive’s employment with the Company (“Offer Letter”); and

WHEREAS, in connection with the Executive’s employment, the parties desire to enter into this Executive Severance Agreement;

NOW, THEREFORE, in consideration of the Executive’s past and future services to the Company and its affiliates and the mutual covenants contained herein, the Company agrees that the Executive shall be eligible to receive the severance payments and benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described and subject to the conditions below and shall be entitled to certain other rights and benefits provided herein; and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Term of Agreement. The term of this Agreement shall be from the date hereof through the last day of Executive’s employment with the Company (the “Termination Date”).

2. Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating his employment. Executive understands and acknowledges that he or she is an employee at will and that either Executive or the Company may terminate the employment relationship between them at any time and for any reason.

3. Severance Payment.

(a) In the event the employment of the Executive is terminated by the Company for a reason other than for Cause or by the Executive for Good Reason, at a time other than during a Change of Control Period, the Company shall pay to the Executive 100% of the Executive’s base salary as in effect on the Executive’s last day of employment (exclusive of any other compensation) according to the schedule set forth in Section 3(d) and shall provide Company-paid COBRA coverage for up to twelve (12) months if the Employee elects coverage. In the event that the

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Executive is entitled to severance benefits under Section 3(b) below, this Section 3(a) shall not apply and shall have no further force or effect.

(b) In the event the employment of the Executive is terminated by the Company for a reason other than for Cause or by the Executive for Good Reason, in either case during a Change of Control Period, (i) the Company shall pay to the Executive an amount equal to the sum of (A) 100% of the Executive’s base salary (exclusive of any other compensation) and (B) the Executive’s target bonus, with each of (A) and (B) as in effect on the Executive’s last day of employment according to the schedule set forth in Section 3(d), (ii) the Company shall provide Company-paid COBRA coverage for up to twelve (12) months if the Employee elects coverage, and (iii) all of the Executive’s awards of stock options and/or restricted stock units which vest solely based on continued service and not based on performance, which are then unvested and outstanding, shall be immediately vested. For clarity, this clause shall not preclude the acceleration of any performance based equity awards according to the terms of their grant or any other agreement. In the event that the Executive is entitled to severance benefits under Section 3(a) above, this Section 3(b) shall not apply and shall have no further force or effect.

(c) The Executive agrees that after the Termination Date, but prior to payment of the severance payable under Section 3(a) or Section 3(b), as the case may be, he or she shall execute a waiver and release (including confidentiality and mutual non-disparagement provisions), in a form reasonably satisfactory to the Company, of any and all claims related to or arising from Executive’s service with or separation from the Company (the “Release”). Executive understands and agrees that the payment of the severance benefits called for by this Agreement are contingent upon his or her execution and delivery to the Company of the previously described release of claims and such release being effective and not revoked on the sixtieth (60th) day following the Termination Date.

(d) The severance payable under Section 3(a) or Section 3(b), as applicable, shall commence with the first payroll following the date the release of claims described above is effective and shall continue in equal installments according to the Company’s regular payroll schedule for a period of twelve (12) months; provided, that if the period in which Executive may sign and return the release spans more than one taxable year, payment will not commence until the later taxable year. If the release of claims is not effective on the sixtieth (60th) day after the Termination Date no severance benefits will be payable. Executive’s rights to the severance under Section 3(a) or Section 3(b) shall constitute the sole remedy of the Executive in the event of termination of the Executive’s employment.

4. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

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(a) “Cause” shall mean any of the following: (i) the Executive’s failure to perform the Executive’s assigned duties or responsibilities pursuant to this Agreement (other than a failure resulting from the Executive’s Disability) after written notice thereof from the Company describing the Executive’s failure to perform such duties or responsibilities, and failure by the Executive within 30 calendar days from the date of such written notice to remedy such performance failure; (ii) the Executive’s engagement in any act of dishonesty, fraud, misrepresentation, embezzlement or other acts that are or would reasonably be expected to be injurious in a material respect to the Company; (iii) the Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) the Executive’s breach of any confidentiality agreement or invention assignment agreement between the Executive and the Company (or any affiliate of the Company); (v) the Executive being convicted of, or entering a plea of nolo contendere to, any crime (other than minor traffic violations) or any act of moral turpitude; (vi) the Executive’s continuing gross negligence or gross misconduct after written notice thereof from the Company describing the applicable conduct, and failure to cure, if curable, by the Executive within 10 calendar days from the date of such written notice to remedy such conduct; or (vii) the Executive’s breach of any material term of any employment-related agreement between the Executive and the Company.

(b) “Good Reason” shall mean the Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s consent: (i) a material reduction of the Executive’s authority, duties or responsibilities; (ii) a reduction of more than ten percent (10%) by the Company (or its successor) in the Executive’s base cash compensation as in effect immediately prior to such reduction, unless the Company also similarly reduces the base cash compensation of all other senior executives of the Company; (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of less than twenty five (25) miles from the Executive’s then-present location will not be considered a material change in geographic location; (iv) prior to a Change in Control, the Executive no longer serves as a member of the Board of Directors of Leafly Holdings, Inc. (the “Board”) (other than pursuant to the Executive’s voluntary resignation from the Board, which includes a resignation when required by the Executive pursuant to his Offer Letter in the event he no longer serves as President and Chief Operating Officer); or (v) following a Change in Control, the failure of the Company to obtain the assumption of the material obligations of this Agreement by any successors. The Executive may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

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(c) “Change of Control” shall have the meaning ascribed to it in the Leafly Holdings, Inc. 2021 Equity Incentive Plan.

(d) “Change of Control Period” shall mean the period commencing on the Company’s public announcement of a proposed Change of Control and ending on the earlier of (i) the twelve (12) month period following the consummation of the proposed Change of Control, or (ii) the Company's public announcement that the proposed Change of Control will not occur.

5. Section 409A. The Company makes no representations or warranties to any Executive with respect to any tax, economic or legal consequences of this Agreement or any payments to any Executive hereunder, including, without limitation, under Internal Revenue Code Section 409A (“Code Section 409A”), and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other applicable legal requirements from the Executive or other individual to the Company or any of its affiliates. The Executive shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the payments and benefits provided under this Agreement are not intended to constitute deferred compensation that is subject to the requirements of Code Section 409A. Rather, the Company intends that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A, whether pursuant to the short-term deferral exception described in Treas. Reg. § 1.409A 1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. § 1.409A 1(b)(9)(iii), or otherwise. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intention. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, all references herein to the termination of the Executive’s employment are intended to mean the Executive’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).

6. Limitation on Payments; Section 280G.

(a)
In the event the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) are “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code, whichever of (i) or (ii), taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an

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after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to excise tax under Section 4999 of the Code, (x) the Executive will have no rights to any additional payments and/or benefits that are being reduced, and (y) the reduction shall occur in the following order: (1) reduction of the cash payments, if any; which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (2) cancellation of accelerated vesting of equity awards other than stock options, if any; (3) cancellation of accelerated vesting of stock options, if any; and (4) reduction of other benefits, if any, paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In the event that acceleration of vesting of equity awards or stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards or stock options. If two or more equity awards or stock options are granted on the same date, each award or stock option will be reduced on a pro-rata basis. Notwithstanding, any excise tax imposed will be solely the responsibility of the Executive. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit otherwise payable to the Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section l.280G-1 Q&A 7, and such payments and benefits will be treated in accordance with the results of such vote, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Executive and in the order prescribed by this Section 6(a). In no event shall the Executive have any discretion with respect to the ordering of the Executive’s payment reductions.

(b) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The

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Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Miscellaneous.

(a) Legal Costs. The Company shall reimburse the Executive for reasonable legal fees and expenses incurred if the Executive prevails on any issue which is the subject of a lawsuit or arbitration brought by the Executive or the Company as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the provisions of this Agreement. Otherwise, the Executive and the Company shall be responsible for its own legal fees and expenses in connection with such action.

(b) Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, will be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

(c) No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in Section 3 of this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by the Executive to the Company or any of their respective subsidiaries. However, the severance benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of the Executive’s termination of employment including, without limitation, the Worker Adjustment and Retraining Notification Act.

(d) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon

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the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(f) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Leafly LLC

113 Cherry Street

PMB 88154

Seattle, WA 98104-2205

Attn: Board of Directors

To the Executive:

Peter Lee

At the address most recently on file with the Company

(g) Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h) Entire Agreement. Except as otherwise provided, this Agreement (including any documents referred to herein) contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto.

(i) Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

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(j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(k) Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

(l) Survivorship. The rights and obligations of the Company and the Executive under this Agreement shall survive the expiration of the Term.

(m) Mutual Intent. All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

(n) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

LEAFLY, LLC

By:/s/Yoko Miyashita
Name: Yoko Miyashita
Title: CEO

Date: 5/1/24

EXECUTIVE

By: /s/Peter Lee
Name: Peter Lee
Title: Chief Operating Officer
Date:5/1/24